Exhibit 3.1

Business Number E0618822012 - 2 Filed in the Office of Filing Number 20255254672 Secretary of State State Of Nevada Filed On 10/21/2025 10:23:00 AM Number of Pages 5

[ - 10 : 23 : 09 a . m . 10 - 2 1 - 2025 [ TJ To : NV SOS Page : 5 of 8 2025 - 10 - 21 17 :2 3 : 21 GMT Docusign Envelope ID : 40791247 - F735 - 4EDE - AE64 - 762AADBD8DD5 From : Gilbert Bradshav CERTIFICATE OF DESIGNATION OF FOCUS UNIVERSAL INC. ESTABLISHING THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ITS SERIES A PREFERRED STOCK Pursuant to Section 78 . 1 955 of the Nevada Revised Statutes (the " NRS ") , Focus Universal Inc . , a corporation organized and existing under the NRS ( the " Company ") , DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors (" Board " ) by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78 . 1955 of the NRS, the Board, by unanimous written consent of aU members of the Board effective on October 15 , 2025 , duly adopted a resolution providing for the issuance of a series of Series i \ Preferred Stock, which resolution is and reads as follows : RESOLVED, that pursuant to the authority expressly grante d to and invested in the Board of the Company b y the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par va lu e $ 0 . 001 p er share, of the Company be, and it h ereby is, established ; and it is further RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of " Series A Preferred Stock " ; and it is further RESOLVED, that the Series i \ Preferred Stock shall consist of one million ( 1 , 000 , 000 ) shares ; and it is further RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below ( the " Designation " or " Certificate of Designations " ) : SECTION 1 . DESIGNATION OF SERIES . The shares of such series shall be designated as the " Series A Preferred Stock " (the " Series A Preferred Stock" ) and the number of shares in . itiaUy constituting such series shall be up to one million ( 1 , 000 , 000 ) shares which shall only be issued to and held by the purchasers as of the date of this D esignation . SECTION 2 . DIVIDENDS . The holders of the Series A Preferred Stock shall be equall y entitled to receive dividends paid on the Common Stock . SECTION 3 . LIQUIDATION PREFERENCE . The holders of the Series A Preferr ed Stock sha ll have a liquidation preference senior to all common stockholders . SECTION 4. VOTING . 1. Voting Rights. The holders of the Series A Preferred Stock will have the voting rights as though they had converted into Common Stock or as required by Nevada l aw. 2. Amendments to Articles and Bylaws . So long as the Series A Preferred Stock is

1 0 : 23 : 09 a . m . 1 0 - 2 1 - 2 0 25 I TJ 2 To : NV SOS Page : 6 of 8 20 25 - 10 - 2 1 17 : 23 :2 1 GM T D ocusign Envelope I D : 40791247 - F735 - 4 ED E - AE 64 - 76 2 AA DBD 8 DD 5 F r om : G i lbert Brad s ha � outstanding, the Company shall not, without the affirmative vote of the ho l ders of at least 80 ( 1 /<i of a ll outstanding shares of Series A Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the By l aws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock or (i i ) effect any reclassification of the Ser i es A Preferred Stock . 4 . 3 Am e ndm e nt of Ri g hts o f S e ri es A Pr e f er r e d S t o ck The Company shall not, without the affirmative vo te of the holders of at least a majority of all outstanding shares of the Series A Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVI D ED, HO \ Y 'E VER, that the Company may, by any means authorized by la,v and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Preferred Stock . SECTION 5 . CONVERSION RIGHTS . The shares of the Series A Preferred Stock shall be convertib l e into restricted Common Stock of the Company voluntarily, at any time at the option of the Holder . Each share of Series A Preferred Stock shall convert into 1 . 1 shares of Common Stock . SECTION 6 . R E DEMPTION RIGHTS . The shares of the Serie s A Preferred Stock shall have no redemption rights . S E CTION 7 . PROCEDURES OF CONVERSION . ln order to effectuate a conversion of shares of Series A Preferred Stock a holder shall (a) subrnit a written election to the Corporation that such holder elect s to convert Shares, the number of Shares elected to be converted ; and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporatio n (o r accompanied by du l y executed stock powers relating t h e reto ) or, in the event the certificate or certificates are l ost, sto l en, or missing, accompanied by an affidavi t of l oss exec u ted by the ho l der . The conversion of such Shares hereunder shal l be deemed effecLive as of th e date of surrender of such Series A Preferred Stock certificate or certificate s or delivery of such affidavit ofloss . Upon the receipt b y the Corporation of a written dection and the surrender of such certificate(s ) and accompanying materials, the Corporation shalJ as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant ho l der (a) a certificate in such holder's name (o r the name of such ho l der's designee as stated in the written election ) for the number of shares of Common Stock to which such holder shal l be entitled upon conversion of the applicable Shares as calculated pursuant to Section 7 and, if applicable (b ) a certificate in such holder's ( or the name of such holder's designee as slated in the written election) for th e number of Shares of Series A Preferred SLOck represente d b y the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election . All shares of capita l stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof . All Shares of Series A Preferred Stock converted as provided in this Section 7 shal l no longer be deemed outstanding as of the effective tim e of the applicable conversion and all rig h ts with respect to such Shares shall immediately cease and terminate as of such time, other than the rig h t of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor . The Corporation shal l al all times when any Shares of Series A Preferred Stock are outstandin g reserve and keep available out of its

10:23:09a.m 10-21-~vio 2]
To: NVSOS Page: 7 of 8 2025-10-21 17:23:21 GMT From: Gilbert Bradsha
Docusign Envelope ID: 40791247-F735-4EOE-AE64-762AADBD8OD5

authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shaU be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

SECTION 8. TRANSFER RIGHTS. The Series A Preferred Stock shaU be freely transferable at the Holder's request, subject to Nevada State Law or applicable securities laws.

SECTION 9. NOTICES. 1\ny notice required hereby to be hriven to the holders of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

SECTION 10. PROTECTIVE PROVISIONS.

Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series /\ Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the holders of at least 80% of the then outstanding shares of Series A Preferred Stock, voting together as a class, except as othernrise provided for in this Designation:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series /\ Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, excluding a reverse stock split or forward stock split;

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or

(d) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individuaUy or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series A Preferred Stock.

SECTION 11. MISCELLANEOUS.

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Docusign Envelope ID: 40791247-F735-4EOE-AE64-762AADBD8OO5

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, the Company has caused this "Certificate of Designations of Focus Universal Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of its Series A Preferred Stock" to be duly executed by its Chief Executive Officer on October 20, 2025.

FOCUS UNIVERSAL INC.

DocuSigned by:
Desheng Wang
Dr. Desheng Wang
Chief Executive Officer

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